Exhibit 23.3

Our ref:	JRM/PHO200
Your ref:		Marlborough House
Victoria Road South
Chelmsford
Essex
CM1 1LN
The Board of Directors		Tel: +44 (0) 1245 354402
StockerYale Inc		Fax: +44 (0) 1245 490243
32 Hampshire Road		DX: 3390 Chelmsford
Salem		www.bakertilly.co.uk
NH 03079
USA		james.marchant@bakertilly.co.uk

12 February 2007

Dear Sirs

Photonic Products Limited

We consent to the incorporation on Form S-3 of StockerYale Inc dated the week commencing 12 February 2007 of our report dated 12 January 2007 with respect to the balance sheet of Photonic Products Limited as at 31 October 2006 and 31 December 2005, and the related combined statements of income and cash flow for the periods then ended.

Yours faithfully

Baker Tilly